EXHIBIT 10.4

SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED MASTER MOTOR VEHICLE OPERATING LEASE AGREEMENT

This SIXTH AMENDMENT (this “Amendment”), dated as of September 21, 2026, amends the Second Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of June 3, 2004 (as amended to date, the “AESOP I Operating Lease”), by and among AESOP LEASING L.P., a Delaware limited partnership, as lessor (the “Lessor”) and AVIS BUDGET CAR RENTAL, LLC (formerly known as Cendant Car Rental Group, LLC), a Delaware limited liability company (“ABCR”), as lessee (in such capacity, the “Lessee”) and as administrator (in such capacity, the “Administrator”). Unless otherwise specified herein, capitalized terms used herein shall have the meanings ascribed to such terms in (i) the Definitions List attached as Schedule I to the Second Amended and Restated Base Indenture, dated as of June 3, 2004 (as amended to date, the “Base Indenture”), between Avis Budget Rental Car Funding (AESOP) LLC (formerly known as Cendant Rental Car Funding (AESOP) LLC) (“ABRCF”), as Issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to The Bank of New York), as trustee (the “Trustee”), as such Definitions List may from time to time be amended in accordance with the terms of the Base Indenture, or (ii) the AESOP I Operating Lease, as applicable.

W I T N E S S E T H:

WHEREAS, pursuant to Section 29 of the AESOP I Operating Lease, the AESOP I Operating Lease may be amended with an agreement in writing signed by the Lessor and the Lessee and consented to in writing by ABRCF, as lender (in such capacity, the “Lender”), and the Trustee, and with satisfaction of the Rating Agency Consent Condition;

WHEREAS, pursuant to Section 12.1 of the Base Indenture, the AESOP I Operating Lease may be amended to cure any mistake, ambiguity, defect, or inconsistency or to correct or supplement any provision without the consent of any Noteholder;

WHEREAS, pursuant to Section 12.2 of the Base Indenture, the AESOP I Operating Lease may be amended with the written consent of ABRCF, the Trustee, any applicable Enhancement Provider, the Requisite Investors or each affected Noteholder, as applicable;

WHEREAS, to the extent required pursuant to Section 12.2 of the Base Indenture, ABRCF has received the consent of each applicable Enhancement Provider, the Requisite Investors or each affected Noteholder, as applicable, in connection with the execution of this Amendment;

WHEREAS, ABRCF has requested the Trustee and each applicable Enhancement Provider to consent, and the Trustee and each applicable Enhancement Provider have consented, to the amendment of certain provisions of the AESOP I Operating Lease as set forth herein;

WHEREAS, on the date hereof, the Rating Agency Consent Condition will be satisfied;

WHEREAS, on the date hereof, the Trustee shall have received an Opinion of Counsel substantially to the effect that such action taken pursuant to Section 12.1 shall not adversely affect in any material respect the interests of any Noteholders; and

WHEREAS, ABRCF has duly authorized the execution and delivery of this Amendment.

NOW THEREFORE, for and in consideration of the premises, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, it is mutually covenanted and agreed, that the AESOP I Operating Lease be amended and supplemented as follows:

1.        Section 2.6(a)(ii) of the AESOP I Operating Lease is hereby amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and (ii) adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

with respect to Non-Program Vehicles leased hereunder and subject to the exercise of the Lessee’s rights under Section 2.5, the Lessee shall use commercially reasonable efforts to arrange for the sale of each Non-Program Vehicle leased hereunder to a third party for the Vehicle Purchase Price with respect to such Vehicle on or prior to the date that is the last Business Day of the month that is ~~forty-eight (48) months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such~~eighty-four (84) months (or ninety-six (96) months for trucks) after the date of the original manufacturer’s invoice for such Vehicle. The Lessee may return or cause to be returned a Non-Program Vehicle subject to a Manufacturer Program to the applicable Manufacturer under such Manufacturer Program; provided that (i) the Repurchase Price of such Vehicle, together with any Special Default Payments payable by the Lessee with respect to such Vehicle, is at least equal to the Termination Value with respect to such Vehicle, (ii) no Manufacturer Event of Default shall have occurred with respect to such Manufacturer and (iii) by the date on which such Vehicle is returned to the Manufacturer, the Trustee and the Lender shall have received a copy of an Assignment Agreement with respect to such Manufacturer Program. Notwithstanding the disposition of a Non-Program Vehicle by the Lessee prior to the applicable Vehicle Operating Lease Expiration Date, the Lessee shall pay to the Lessor all accrued and unpaid Monthly Base Rent and any Supplemental Rent then due and payable with respect to such Non-Program Vehicle through the Payment Date with respect to the Related Month during which such disposition occurred, unless such Non-Program Vehicle is a Standard Casualty or becomes an Ineligible Vehicle, payment for which will be made in accordance with Section 6 hereof. If a sale of such Non-Program Vehicle is arranged by the Lessee pursuant to this Section 2.6(a)(ii), then (x) the Lessee shall deliver the Vehicle to the purchaser thereof, (y) the Lessee shall cause to be delivered to the Lessor the funds paid for such Vehicle by the purchaser and (z) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle.

2.        Section 2.8 of the AESOP I Operating Lease is hereby amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~)

and (ii) adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

Unless otherwise specified in a Supplement or unless waived by the Required Noteholders as specified in a Supplement, (a) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) manufactured by Manufacturers other than Eligible Non-Program Manufacturers and leased under this Agreement (after giving effect to the inclusion of such Vehicle under this Agreement) and the Finance Lease as of such date shall not exceed any applicable Maximum Non-Eligible Manufacturer Amount, (b) the aggregate Net Book Value of all Non-Program Vehicles other than Non-Program Vehicles subject to a Manufacturer Program with a Specified Eligible Non-Program Manufacturer and Unaccepted Program Vehicles (or such portion thereof as is specified in such Supplement) leased under this Agreement (after giving effect to the inclusion or redesignation, as the case may be, of such Vehicle under this Agreement) and the Finance Lease as of such date shall not exceed any applicable Maximum Non-Program Vehicle Amount, (c) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) manufactured by a particular Manufacturer or group of Manufacturers and leased under the Leases (after giving effect to the inclusion of such Vehicle under this Agreement) as of such date shall not exceed any applicable Maximum Manufacturer Amount, (d) the aggregate Net Book Value of all Vehicles ~~(or such portion thereof as is specified in such Supplement) titled in the States of Ohio, Oklahoma and Nebraska and~~leased under this Agreement (after giving effect to the inclusion of such Vehicle under this Agreement) and the AESOP II Operating Lease as of such date with respect to which the lien under the Indenture is not perfected through a notation of such lien on the Certificate of Title shall not exceed any applicable Maximum ~~Specified States~~Non-Perfected Amount, (e) the aggregate Net Book Value of all Vehicles that were used vehicles at the time of acquisition thereof by the Lessor (or such portion thereof as is specified in such Supplement) and leased under the Leases (after giving effect to the inclusion of such Vehicle under this Agreement) as of such date shall not exceed the lowest applicable percentage set forth in any Supplement under which Notes are Outstanding and (f) after giving effect to the inclusion or redesignation of such Vehicle under this Agreement, there shall not be a failure or violation of any other conditions, requirements or restrictions with respect to the leasing of Eligible Vehicles under this Agreement as is specified in any Supplement.

3.        The AESOP I Operating Lease is hereby amended by adding Section 2.10, which will include the following text:

2.10. Indivisible Lease

This Lease constitutes one indivisible lease of the Vehicles and not separate leases governed by similar terms. The Vehicles leased under this Lease constitute one economic unit, and all other provisions have been negotiated and agreed to based on a lease of all of the Vehicles leased under this Lease to the respective Lessees as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease will apply equally and uniformly to all of the Vehicles leased under this Lease as one unit. An Event of Default under this Lease will be treated as an Event of Default with respect to all of the Vehicles leased under this Lease. Upon the occurrence and during the continuation of any Event of Default, the Lessor will be entitled to exercise any applicable remedies provided under the Lease with respect to all of the Vehicles leased under this Lease. The parties intend that the provisions of this Lease will at all times be construed, interpreted and applied so as to carry out the mutual objective to create an indivisible lease of all of the Vehicles and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this Lease is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Vehicles. Each party agrees that it will not assert that this Lease is not, and shall not challenge the characterization of this Lease as, a single indivisible lease of all of the Vehicles. Each party hereby waives any claim or defense based on a recharacterization of this Lease as any agreement other than a single indivisible lease of all of the Vehicles.

4.        Section 3.1(a) of the AESOP I Operating Lease is hereby amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and (ii) adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

The “Vehicle Operating Lease Commencement Date” for each Vehicle shall mean the day as referenced in the Vehicle Acquisition Schedule (including any Vehicle Acquisition Schedule delivered under the Prior AESOP I Operating Lease) with respect to such Vehicle, but in no event shall such date be a date later than the date that funds are expended or allocated by the Lessor or the Intermediary to acquire such Vehicle. The “Vehicle Term” with respect to each Vehicle shall extend from the Vehicle Operating Lease Commencement Date through the earliest of (i) if such Vehicle is a Program Vehicle or a Non-Program Vehicle returned to a Manufacturer under a Manufacturer Program, the Turnback Date for such Vehicle, (ii) if such Vehicle is sold to a third party (other than through an auction conducted by or through or arranged by the Manufacturer pursuant to its Manufacturer Program), the date on which funds in respect of such sale are first deposited in either the Collection Account or a Joint Collection Account (by such third party or by the Lessee on behalf of such third party) and such funds equal or exceed the Termination Value of such Vehicle, (iii) if such Vehicle becomes a Standard Casualty or an Ineligible Vehicle, the date funds in the amount of the Termination Value thereof are deposited in the Collection Account by the Lessee, (iv) the date that such Vehicle is purchased by the Lessee pursuant to Section 2.5 hereof and the Vehicle Purchase Price with respect to such purchase (and any unpaid Monthly Base Rent and Supplemental Rent with respect to such Vehicle) is deposited in the Collection Account by the Lessee and (v) the date that is the last Business Day of the month that is ~~forty-eight~~eighty-four (~~48~~84) months (or ninety-six (96) months for trucks) after ~~(x) with respect to any new Vehicle acquired by the Lessor, the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle or (y) with respect to any used Vehicle acquired by the Lessor,~~ the date of the original manufacturer’s invoice for such Vehicle, as set forth in an Officer’s Certificate delivered to the Lessor on or prior to the Vehicle Operating Lease Commencement Date with respect to such Vehicle (the earliest of such five dates described in the foregoing clauses (i) through (v) being referred to as the “Vehicle Operating Lease Expiration Date”).

5.        Section 3.1(b) of the AESOP I Operating Lease is hereby amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and (ii) adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

Subject to the provisions of Sections 2.5 and 2.6, the Lessee shall use its commercially reasonable efforts to return or cause to be returned each Program Vehicle leased hereunder to the related Manufacturer (or such Manufacturer’s agent or as otherwise directed by such Manufacturer in accordance with such Manufacturer Program) (a) not prior to the end of the minimum holding period specified in the related Manufacturer Program (prior to which the Lessor may not return such Program Vehicle without penalty (the “Minimum Term”)) and (b) not later than the end of the maximum holding period (after which the Lessor may not return such Program Vehicle without penalty (the “Maximum Term”)); provided, however, that the Lessee shall in any case return or cause to be returned each Program Vehicle leased hereunder to the related Manufacturer (or such Manufacturer’s agent or as otherwise directed by such Manufacturer in accordance with such Manufacturer Program) pursuant to Section 13.2 on or before the date that is the last Business Day of the month that is ~~forty-eight (48) months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to~~eighty-four (84) months (or ninety-six (96) months for trucks) after the date of the original manufacturer’s invoice for such Vehicle. The Lessee will pay to the Lessor the equivalent of the Monthly Base Rent for the Minimum Term with respect to any Program Vehicles returned before the Minimum Term plus any early turn back surcharges payable by the Lessor or deductible from the Repurchase Price of such Vehicle regardless of actual usage, unless such Vehicle is a Standard Casualty or becomes an Ineligible Vehicle, in which case, the disposition of such Vehicle will be handled in accordance with Section 6 hereof.

6.        Section 7 of the AESOP I Operating Lease is hereby amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and (ii) adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

So long as no AESOP I Operating Lease Event of Default, Liquidation Event of Default or Limited Liquidation Event of Default has occurred (subject, however, to Section 2.6 hereof), the Lessee may use each Vehicle leased hereunder in its regular course of business and may sublease such Vehicle to Permitted Sublessees from time to time pursuant to subleases (each such agreement, a “Sublease”), substantially in the form of the agreement attached hereto as Attachment C, for use in the rental car businesses of such Permitted Sublessees; provided, however, that the Lessee may not sublease any Vehicle to any Person that is a Third-Party Permitted Sublessee if the aggregate Net Book Value of all Vehicles being subleased to all Third-Party Permitted Sublessees pursuant to this Agreement, the AESOP II Operating Lease and the Finance Lease is equal to or greater than 10% of the aggregate Net Book Value of all Vehicles being leased under this Agreement, the AESOP II Operating Lease and the Finance Lease; provided, further, that each Sublease entered into with a Third-Party Permitted Sublessee shall provide that such Sublease shall immediately terminate upon the occurrence of an Event of Bankruptcy of the Third-Party Permitted Sublessee. Such use shall be confined primarily to the United States; provided, however, that the principal place of business or rental office of the Lessee and each Permitted Sublessee with respect to the Vehicles is located in the United States. The Administrator shall promptly and duly execute, deliver, file and record all such documents, statements, filings and registrations and take such further actions as the Lessor, the Lender or the Trustee shall from time to time reasonably request in order to establish, perfect and maintain the Lessor’s title to and interest in the Vehicles and the Certificates of Title as against the Lessee, each Permitted Sublessee or any third party in any applicable jurisdiction and to establish, perfect and maintain the Trustee’s Lien on the Vehicles and the Certificates of Title (other than noting the Lien of the Trustee on the Certificates of Title with respect to certain Vehicles ~~titled in the states of Ohio, Oklahoma and Nebraska~~to the extent set forth in a Supplement) as a perfected first lien in any applicable jurisdiction. The Lessee and each Permitted Sublessee may, at its sole expense, change the place of principal location of any Vehicles. Notwithstanding the foregoing, no change of location shall be undertaken unless and until (x) all actions necessary to maintain the Lien of the Trustee on such Vehicles and the Certificates of Title (other than noting the Lien of the Trustee on the Certificates of Title with respect to certain Vehicles ~~titled in the states of Ohio, Oklahoma and Nebraska~~to the extent set forth in a Supplement) with respect to such Vehicles shall have been taken and (y) all legal requirements applicable to such Vehicles shall have been met or obtained. Following the occurrence of an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default, a Liquidation Event of Default or a Manufacturer Event of Default, and upon the Lender’s request, the Lessee shall advise the Lender in writing where all Vehicles leased hereunder as of such date are principally located. The Lessee shall not knowingly use any Vehicles or knowingly permit the same to be used for any unlawful purpose. The Lessee shall use reasonable precautions to prevent loss or damage to Vehicles. The Lessee shall comply with all applicable statutes, decrees, ordinances and regulations regarding acquiring, titling, registering, leasing, insuring and disposing of Vehicles and shall take reasonable steps to ensure that operators are licensed. The Lessee and the Lessor agree that the Lessee shall perform, at the Lessee’s own expense, such vehicle preparation and conditioning services with respect to Vehicles leased hereunder as are customary. The Lessor, the Lender or the Trustee or any authorized representative of the Lessor, the Lender or the Trustee may during reasonable business hours from time to time, without disruption of the Lessee’s or any Permitted Sublessee’s business, subject to applicable law, inspect Vehicles and registration certificates, Certificates of Title and related documents covering Vehicles wherever the same be located. The Lessee shall not sublease any Vehicles to any Person other than a Permitted Sublessee pursuant to a Sublease and, except for a sublease to a Permitted Sublessee pursuant to a Sublease, the Lessee shall not assign any right or interest herein or in any Vehicles; provided, however, the foregoing shall not be deemed to prohibit the Lessee or any Permitted Sublessee from renting Vehicles to third-party customers in the ordinary course of its respective car rental business. If the Lessee subleases any Vehicle to any

Permitted Sublessee from time to time, the Lessee shall nevertheless remain responsible for all obligations arising hereunder with respect to such Vehicle.

7.        Section 10 of the AESOP I Operating Lease is hereby amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and (ii) adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

The Lessee, at its expense, shall be responsible for proper registration and licensing of the Vehicles leased hereunder, and titling of such Vehicles in the name of the Lessor or its Permitted Nominee (with the Lien of the Trustee noted thereon (except with respect to ~~the~~certain Vehicles ~~titled in the States of Oklahoma, Nebraska and Ohio~~to the extent set forth in a Supplement)), and, where required, shall have such Vehicles inspected by any appropriate Governmental Authority; provided, however, that notwithstanding the foregoing, possession of all Certificates of Title shall at all times remain with (i) the Administrator, (ii) SGS Automotive Services, Inc., (formerly known as and successor in interest to Intermodal Transportation Services, Inc.), as agent for the Administrator, or (iii) any other titling service, acting as agent for the Administrator, so long as notice is provided to the Noteholders and the Rating Agency Consent Condition is satisfied with respect to the possession of the Certificates of Title by such titling service. The Administrator, or its agent, shall hold such Certificates of Title in its capacity as agent for the Lessor and on behalf of the Lender and the Trustee. The Lessee shall be responsible for the payment of all registration fees, title fees, license fees, traffic summonses, penalties, judgments and fines incurred with respect to any Vehicle leased hereunder during the Vehicle Term for such Vehicle or imposed during the Vehicle Term for such Vehicle by any Governmental Authority or any court of law or equity with respect to such Vehicles in connection with the Lessee’s operation of such Vehicles. The Lessor agrees to execute a power of attorney in substantially the form of Attachment B hereto (each, a “Power of Attorney”), and such other documents as may be necessary in order to allow the Lessee to title, register and dispose of the Vehicles leased hereunder in accordance with the terms hereof; provided, however, that possession of all Certificates of Title shall at all times remain with the Administrator, or its agent, who will hold such Certificates of Title in its capacity as agent for the Lessor and on behalf of the Lender and the Trustee, and the Lessee acknowledges and agrees that it has no right, title or interest in or with respect to any Certificate of Title. Notwithstanding anything herein to the contrary, the Lessor may terminate such Power of Attorney as provided in Section 18.3(iii) hereof.

8.        Section 18.1.6 of the AESOP I Operating Lease is hereby amended by adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

an Event of Bankruptcy occurs with respect to the Lessee or any Permitted Sublessee (other than a Third-Party Permitted Sublessee);

9.        Section 29 of the AESOP I Operating Lease is hereby amended by adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless (i) the same shall be in writing and signed and delivered by the Lessor and the Lessee and consented to in writing by the Lender and the Trustee and (ii) the Rating Agency Consent Condition shall have been satisfied; provided, however, that no consent of the Trustee or any Noteholder shall be required and no satisfaction of the Rating Agency Consent Condition be required in connection with any amendments, modifications or changes the Lessee and Lessor deem necessary or advisable in order to terminate the Master Exchange Agreement, the Escrow Agreement and LKE Program and to remove all references to the Master Exchange Agreement, the Escrow Agreement and LKE Program from this Agreement and the Related Documents. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. The Lessor shall provide prompt written notice to each Rating Agency of any such waiver, modification or amendment.

10.        Section 30.6 of the AESOP I Operating Lease is hereby amended by (i) deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and (ii) adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

The Vehicles, the Sublease Collateral and all other Collateral are free and clear of all Liens other than (i) Permitted Liens and (ii) Liens in favor of the Lessor, the Lender or the Trustee. The Trustee has obtained, and will continue to obtain, for the benefit of the Secured Parties pursuant to the Base Indenture, a first-priority perfected Lien on all Vehicles leased hereunder (~~other than~~except with respect to certain Vehicles ~~titled in the states of Ohio, Oklahoma and Nebraska~~to the extent set forth in a Supplement). The Lessor has obtained, and will continue to obtain, a first-priority perfected Lien on all Sublease Collateral. All Vehicle Perfection and Documentation Requirements with respect to all Vehicles on or after the date hereof have and will continue to be satisfied.

11.        Section 31.3 of the AESOP I Operating Lease is hereby amended by adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

Obtain and maintain with respect to all Vehicles that are subject to this Agreement (a) vehicle liability insurance to the full extent required by law and in any event not less than $500,000 per Person and $1,000,000 per occurrence, (b) property damage insurance with a limit of $1,000,000 per occurrence, and (c) excess coverage public liability insurance with a limit of not less than $50,000,000 or the limit maintained from time to time by the Lessee at any time hereafter, whichever is greater, with respect to all passenger cars, trucks and vans comprising the Lessee’s rental fleet. The Lessor acknowledges and agrees that the Lessee may, to the extent permitted by applicable law, self-insure for the first $1,000,000 per occurrence, or a greater amount up to a maximum of $3,000,000, with the consent of each Enhancement Provider, per occurrence, of vehicle liability and property damage which is otherwise required to be insured hereunder. All such policies shall be from financially sound and reputable insurers, shall name the Lender, the Lessor and the Trustee as additional insured parties and, in the case of catastrophic physical damage insurance on such Vehicles, shall name the Trustee as loss payee as its interest may appear and will provide that the Lender, the Lessor and the Trustee shall receive at least ten (10) days’ prior written notice of cancellation of such policies. the Lessee will notify promptly the Lender, the Lessor and the Trustee of any curtailment or cancellation of the Lessee’s right to self-insure in any jurisdiction.

12.        Section 31.15 of the AESOP I Operating Lease is hereby amended by adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth below.

31.15. Disposal of Non-Program Vehicles; Recovery of Subleased Vehicles

Dispose of the Non-Program Vehicles leased hereunder in accordance with Section 2.6 (unless the Lessee purchases such Non-Program Vehicle in accordance with the terms hereof). Upon the occurrence of an Event of Bankruptcy with respect to any Third-Party Permitted Sublessee, the Lessee shall use all reasonable means available to it and, on behalf of the Lessor, the Lessor in order to recover the Vehicles subleased under the related Sublease.

13.        This Amendment is limited as specified and, except as expressly stated herein, shall not constitute a modification, acceptance or waiver of any other provision of the AESOP I Operating Lease.

14.        This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which each of the following has occurred: (i) each of the parties hereto shall have executed and delivered this Amendment to the Trustee, (ii) the Rating Agency Consent Condition shall have been satisfied with respect to this Amendment, (iii) the Requisite Investors or each affected Noteholder, as applicable, the Trustee, the Lender and, for any applicable Series of Notes, each applicable Enhancement Provider, shall have consented hereto and (iv) ABRCF shall have obtained a true lease opinion from nationally recognized counsel reflecting the revised lease term of the Vehicles.

15.        From and after the Amendment Effective Date, all references to the AESOP I Operating Lease shall be deemed to be references to the AESOP I Operating Lease as amended hereby.

16.        This Amendment may be executed in separate counterparts by the parties hereto, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same instrument.

17.        THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized officers as of the date above first written.

AESOP LEASING L.P., as Lessor

By:	AESOP LEASING CORP., its general partner

By:	/s/ David Calabria
Name: David Calabria
Title: President and Treasurer

AVIS BUDGET CAR RENTAL, LLC, as Lessee and Administrator

By:	/s/ David Calabria
Name: David Calabria
Title: Senior Vice President and Treasurer

Signature Page to Sixth Amendment to AESOP I Operating Lease

Acknowledged and Consented To:

AVIS BUDGET RENTAL CAR FUNDING (AESOP) LLC, as Lender

By:	/s/ David Calabria
Name: David Calabria
Title: President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Vanissa Davis
Name: Vanissa Davis
Title: Vice President

Signature Page to Sixth Amendment to AESOP I Operating Lease